K-TRON INTERNATIONAL, INC. Routes 55 & 553, PO Box 888 Pitman, NJ 08071-0888 (856) 589-0500 FAX (856) 582-7968 www.ktroninternational.com E-mail: ktii@ktron.com	Exhibit 99.1 NEWS

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
	Tel: (856) 256-3311	E-mail: rremick@ktron.com

K-TRON REPORTS BEST QUARTER IN ITS HISTORY,
WITH RECORD REVENUES, NET INCOME AND EARNINGS PER SHARE

2006 WAS ANOTHER RECORD YEAR FOR THE COMPANY

Pitman, New Jersey - - March 6, 2007 - - K-Tron International, Inc. (NASDAQ-GM: KTII) today reported the best quarterly and full year results in its history, with record revenues, net income and earnings per share for both the fourth quarter and full year of 2006. Fourth quarter 2006 net income was $4.461 million, 157.4 percent higher than he $1.733 million reported in the fourth quarter of 2005, on a 51.1 percent increase in year-over-year fourth quarter revenues from $29.36 million to $44.37 million. Earnings per diluted share rose 149.2 percent to $1.57 from $0.63 in the same period last year.

For the full year 2006, K-Tron reported record annual net income of $12.872 million, earnings per diluted share of $4.59 and revenues of $148.13 million compared to net income of $7.282 million, EPS of $2.68 (diluted) and revenues of $118.94 million for 2005, all of which numbers in 2005 were records compared to previous years. The percentage increases in 2006 versus the prior year were 76.8 percent for net income, 71.3 percent for EPS (diluted) and 24.5 percent for revenues.

The Company pointed out that net income and earnings per share for the fourth quarter and full year 2005 were negatively impacted by an additional tax expense of $891 thousand recorded in the fourth quarter of 2005 which equated to an earnings per share reduction of $0.32 for the fourth quarter and $0.33 for the year. This tax expense was incurred in connection with the one-time repatriation of $10 million from the Company’s Swiss subsidiary under provisions of the American Jobs Creation Act of 2004. If this one-time tax expense were excluded, K-Tron would have reported net income for the 2005 fourth quarter of $2.624 million, or $0.95 per diluted share, and net income for the full year of $8.173 million, or $3.01 per diluted share.

In announcing the above results, the Company pointed out that if the average foreign currency exchange rates for the fourth quarter of 2005 were applied to the same period of 2006, the Company’s revenues would have increased approximately 48.0 percent instead of 51.1 percent, primarily due to a weaker U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in this year’s fourth quarter compared to the same period last year. Foreign exchange rate changes had no material impact on the full year revenue comparison.

Commenting on the Company’s performance, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “The year 2006 was a remarkable one for K-Tron, with each quarter setting a record for revenues, net income and earnings per share compared to the same period in any previous year. We ended the year strongly, with our fourth quarter results being easily the best of any quarter in our history. This success in 2006 was spread across the Company, with both our Process Group and our Size Reduction Group posting excellent numbers in most areas of their businesses. Our two previously announced acquisitions - Gundlach at the beginning of March and Premier at the beginning of October - were both important contributors to our fourth quarter results, with Gundlach being a significant contributor to the full year as well. We also benefited from a large fourth quarter shipment (revenue of approximately $4.8 million) from our Process Group in Switzerland.”

Mr. Cloues added, “Overall order levels in 2006 were particularly strong in our Process Group’s European, Middle East and Asian markets, and this, together with the acquisitions of Gundlach and Premier, raised our year-end backlog level to an all-time high of $49.9 million at the end of 2006. This included one large Process Group order (approximately $5.5 million) for which revenue is expected to be recognized in either the first or second quarter of 2007.”

On other matters, Mr. Cloues noted that fourth quarter 2006 operating income increased by $3.292 million, or 87.5%, over the fourth quarter of 2005, rising from $3.762 million to $7.054 million. For all of 2006, operating income increased by $7.213 million to $20.430 million, up 54.6 percent from $13.217 million in 2005. In addition and as previously disclosed, the Company entered into a significantly more flexible U.S. banking arrangement in September of 2006 which it used to finance the acquisition of Premier. The agreement provides for a 5-year $50 million unsecured revolving line of credit that may be used to finance possible future acquisitions. Total debt was $34.8 million at the end of 2006 versus $17.0 million at the end of 2005. The $17.8 million increase in debt was the net result of borrowing on the new revolver for the acquisition of Premier ($27.6 million) and issuing a $3 million unsecured promissory note in connection with acquiring Gundlach, partially offset by the pay down of $12.8 million of debt during 2006. The Company also used approximately $7.5 million of cash during 2006 to pay part of the purchase price for Gundlach and retire that company’s outstanding bank loan on the date of purchase. Net debt (debt minus cash) was $20.3 million at the end of 2006 compared with $1.9 million at the end of 2005.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland and the United Kingdom, and its equipment is sold throughout the world.

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(Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Fourth Quarter		Year Ended[1]
	2006	2005	2006	2005
Revenues	$44,366	$29,361	$148,127	$118,940
Operating income	$7,054	$3,762	$20,430	$13,217
Interest (expense), net	(530)	(213)	(1,049)	(1,016)
Income before income taxes	6,524	3,549	19,381	12,201
Income taxes	2,063	1,816	6,509	4,919
Net income	$4,461	$1,733	$12,872	$7,282
Basic earnings per share	$1.71	$0.68	$4.95	$2.85
Diluted earnings per share	$1.57	$0.63	$4.59	$2.68
Weighted average number of common shares outstanding (basic)	2,612,000	2,576,000	2,600,000	2,555,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,834,000	2,757,000	2,804,000	2,719,000

1Fiscal 2006 and 2005 ended December 30, 2006 and December 31, 2005 and were each 52-week periods.